May 1, 1997

Phil Surles
17 Bayside Drive
Malakoff, Texas  75148

Dear Phil:

     This letter is to confirm my offer of a promotion and the major terms of employment.

     1) The position is Chief Operating Officer of Champion Enterprises, Inc, based in Auburn Hills, MI. reporting to me.

     2)   The base pay is $240,000 annually, paid monthly.

     3) The annual cash incentive plan is attached for 1997, which if we perform at budgeted levels should provide a cash incentive of $200,000 when prorated on 8/12 of the year.

     4) The equity program will be defined as separate agreements effective on your date of employment to cover a total of 200,000 shares of Champion Enterprises stock over the next five years as follows:

          A) 20,000 shares at 40% of market price on date of acceptance to be purchased within 60 days of employment. There is a two year restriction from date of exercise on these shares and if you leave the company during the two year period you lose the prorated amount remaining. You will have tax consequences of difference between purchase and market
               price.   Once you exercise this portion, you will be
               eligible for the following:

          B) 20,000 share at 40% of market price on date of acceptance. While the term of these options are ten years, if you leave the company during the first two years these options are forfeited on a prorated 24 month period.

          C) 160,000 shares at market value on date of acceptance to be vested and exercisable in equal prorata proportions (32,000) over five years on the 1st, 2nd, 3rd, 4th and 5th anniversary date.

     As a part of the option agreement, there will be a "change of control" provision that immediately vests the outstanding, unvested options, as well as confidentiality and noncompete provisions.


5) You will be eligible for the company's normal medical/dental, life insurance and long term disability benefits. There is no defined benefits retirement program, but we do have a 401(K) tax deferred savings program. You will be responsible for paying approximately 20% of the premium for medical/dental coverage. You will be entitled to four weeks vacation per year. We do not pay cash in lieu of vacations.

7) For three years from your acceptance, if the company separates you for any reason (other than gross malfeasance or legal reasons), the company
     will provide up to 18 months base salary and benefits.   This will be
     reduced from 18 months, if less than 18 months remain of the 36 month period.

8) You will be given a "change of control" agreement which will provide a minimum 18 months of base salary and incentives.

     This offer is effective until today, May 1, 1997 with promotion to begin no later than Monday, May 12, 1997. If the terms are acceptable, please sign below and return one copy to me.

     I look forward to you joining the team, for I am sure that you will find it personally and professionally rewarding.

                              Very truly yours,



                              Walter R. Young, Jr.
\bj

cc:  Jackie Dout



Philip Surles


      Dated
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       Chief Operating Officer - Champion Enterprises, Inc.
                 1997 Fiscal Year Incentive Plan

Eligibility
     Must hold position at fiscal year end 1997 (January 3, 1998)


The Plan
          The Chief Operating Officer will be paid annually based upon the following attainment:

     Measure        Attainment Level   Incentive (% of Base Salary)

     EPS
     Minimum        $1.50                 75%
     Level 1        $1.60                125%
     Level 2        $1.76                150%
     Maximum        $1.92                188%
     Upside          +.025         +3.0%

     Within the two program, the incentive payout will increase between the attainment levels listed. The "upside" award will be in two year restricted stock.

Definition and Rules
     -Payment will be made after audited year-end results are finalized. -Payments on this plan are not eligible for benefit calculations. -This Plan supersedes all other previous plans.


     Definitions:
          Base Pay:  Annualized base pay as of January 3, 1998.

          EPS: Annual, audited and publicly reported. EPS adjusted only for excluding extraordinary gains or losses.

     All attainment measures are based on current operations as of December, 1996. Any acquisition or divestitures during the year may require appropriate modifications to these attainment measures.